CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Alliant Energy Corporation on Form S-8 of (1) our report dated March 3, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”) appearing in the Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2003, and (2) our report dated June 14, 2004 appearing in the Annual Report on Form 11-K of Alliant Energy Corporation 401(k) Savings Plan for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
July 26, 2004